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                                                                     EXHIBIT 2.3

                                  TABLE OF CONTENTS


Section 1 TRANSFER OF ASSETS TO AA FROM AMERICAN....................2
          1.1  Transfer of the Assets...............................2
          1.2  Conveyance Instruments...............................3
          1.3  Exchange.............................................3
          1.4  Assumed Liabilities..................................3
          1.5  Excluded Liabilities.................................4
          1.6  Condition Precedent to Exchange......................4

Section 2 EVENTS OCCURRING ON THE CLOSING DATE......................4
          2.1  Deliveries by American...............................4
          2.2  Deliveries by AA.....................................5
          2.3  Other Deliveries.....................................5

Section 3 REPRESENTATIONS  AND  WARRANTIES  OF AMERICAN
          AND JEANSONNE.............................................6
          3.1  Capitalization and Ownership.........................6
          3.2  Organization.........................................6
          3.3  Qualification........................................6
          3.4  Authority............................................6
          3.5  No Violations........................................7
          3.6  Financial Statements.................................7
          3.7  Absence of Certain Changes or Events.................8
          3.8  Certain Tax Matters..................................9
          3.9  Condition of Facilities.............................10
          3.11 Title to Properties; Encumbrances...................11
          3.12 Leases..............................................11
          3.13 Patents, Trademarks, and Similar Rights.............11
          3.14 Insurance...........................................12
          3.15 No Benefit Plans; Absence of PBGC Lien..............12
          3.16 Documents; Commitments..............................12
          3.17 Labor Matters.......................................13
          3.18 Personnel...........................................14
          3.19 No Breach...........................................15
          3.20 Consents, Permits, Etc..............................15
          3.21 Litigation..........................................15
          3.22 Compliance With Applicable Law; Adverse
               Restrictions........................................15
          3.23 Assets Necessary to Business........................16
          3.24 Customers and Suppliers.............................16
          3.25 Governmental Approvals and Consents.................16
          3.26 Environmental Laws and Regulations..................16
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Section 4 COVENANTS OF THE PARTIES.................................17
          4.1 Consents, Permits, Etc...............................17
          4.2 Condition Precedent to Exchange......................18
          4.3 Confidentiality and Competition......................18

Section 5 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.............19
          5.1 Survival; Indemnification............................19
          5.2 Definitions..........................................20
          5.3 Control of Litigation................................20
          5.4 Cooperation on Tax Matters...........................21

Section 6 MISCELLANEOUS PROVISIONS.................................21
          6.1 Amendment and Modification...........................21
          6.2 Waiver of Compliance; Consents.......................22
          6.3 Assignment...........................................22
          6.4 Expenses, Transfer Taxes, Etc........................22
          6.5 Further Assurances...................................22
          6.6 Governing Law........................................22
          6.7 Counterparts.........................................22
          6.8 Publicity............................................23
          6.9 Notices..............................................23
          6.10 Specific Performance................................24
          6.11 Headings............................................24
          6.12 Entire Agreement....................................24
          6.13 Severability........................................24
          6.14 Schedules and Exhibits..............................24

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                                  EXCHANGE AGREEMENT
                                     by and among
                           AMERICAN AVIATION INCORPORATED,
                               AMERICAN AVIATION L.L.C.
                                         and
                               OMNI GEOPHYSICAL, L.L.C.
                               Dated as of July 1, 1997


               THIS EXCHANGE AGREEMENT (the "Agreement") is made and entered into on the 5th day of August, 1997 (the "Closing Date") but effective as of July 1, 1997 (the "Effective Date") by and among AMERICAN AVIATION INCORPORATED ("American"), AMERICAN AVIATION L.L.C. ("AA") and OMNI GEOPHYSICAL, L.L.C. ("Omni"). David Jeansonne, the President of American ("Jeansonne"), joins in the execution of this Agreement for the purposes of making the representations and warranties set forth in Section 3 and agreeing to be bound by the terms of Section 5.

                                       RECITALS

               1. American, a Louisiana corporation, has been engaged primarily in an aviation business based in Louisiana with operations on the Gulf Coast (the "Business").

               2. AA is a Missouri single-member limited liability company, qualified to do business in Louisiana, which is wholly owned by Omni. AA is a domestic entity with a single owner and has made an election on Form 8832 to be disregarded as a separate entity for federal income tax purposes.

               3. American desires to effect the transfer to AA, and AA desires to effect the acquisition from American of, all of the assets of American (except for those specifically identified items of intangible property referred to as Excluded Assets in Section 1.1(a) of this Agreement), in exchange for 10,213 Common Units of Omni. It is the specific intention of this Agreement that the contribution of assets to AA by American in exchange for Common Units (as that term is defined in Omni's Operating Agreement, as amended and restated) of Omni qualify as a tax-free contribution of property to Omni under section 721 of the Internal Revenue Code of 1986, as amended.

               4. The exchange of the assets by American in exchange for the Common Units of Omni and the assumption of liabilities by AA are effective as of the Effective Date of this Agreement and are all subject to the terms and conditions of this Agreement.

               In consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, American and AA agree as follows:


                                       1
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                                      Section 1
                       TRANSFER OF ASSETS TO AA FROM AMERICAN

               1.1  Transfer of the Assets.

               (a) Subject to the terms and conditions of this Agreement, on the Closing Date, but effective as of the Effective Date, American hereby assigns, transfers, and delivers to AA, free and clear of all title defects, objections, liens, pledges, claims, rights of first refusal, options, charges, security interests, mortgages, or other encumbrances of any nature whatsoever (collectively, "Encumbrances") other than "Permitted Encumbrances" (as defined in Section 1.1(b) of this Agreement), all of the assets, properties, and business of every kind and description, wherever located, real, personal, or mixed; tangible or intangible; owned or held; or used in the conduct of the Business by American (such assets, other than the Excluded Assets as that term is defined in this Section 1.1(a), being hereinafter collectively referred to as the "Assets"), including, without limitation, all right, title, and interest of American in, to, and under:

                    (i) All machinery, equipment, furniture, vehicles, and other tangible property (including, without limitation, maintenance and operating supplies and spare parts) used in connection with the Business, including those listed and described in Schedule 1.1(a)(i) of this Agreement (collectively, the "Equipment");

                    (ii) All of American's rights, claims, credits, causes of action, or right of setoff against third parties relating to the Assets or the Business (collectively, "Claims");

                    (iii) Federal Aviation Administration ("FAA") Air Carrier Certificate number A05A037H, effective date May 7, 1997, issued at SW-BTR-FSDO, and/or any substitute or reissued certificate related thereto, and all rights and authority to operate as an air carrier and to conduct common carriage operations thereunder (the "Certificate");

                    (iv) All accounts and notes receivable arising out of the operation of the Business prior to the close of business on the Effective Date (collectively, "Receivables");

                    (v) All transferable bonds or deposits made by American or its predecessors in title (or its agents) with any governmental agency or authority or with any utility company or third party relating to the fabrication, use, operation, development, sale or enjoyment of the Assets;

                    (vi) All prepaid rentals and other prepaid expenses arising from payments made by American in the ordinary and usual course of the operation of the Business related to the Assets prior to the close of business on the Effective Date; and


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                    (vii)  Originals or copies of all books, records, files and papers, whether in hard copy or computer format, used in the Business, including without limitation, customer lists, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records, and information that is necessary for the preparation of any "Tax" (as defined in Section 5.2 of this Agreement) returns to be filed by AA after the Closing Date or the determination of the Tax basis of the Assets (collectively, "Files and Records").

          But specifically excluding the intangible property described in
          Schedule 1.1 (the "Excluded Assets"), which Excluded Assets are being sold by American to AA contemporaneously herewith in that certain Intangible Asset Purchase Agreement by and among American, AA and Omni (the "Intangible Asset Purchase Agreement").

               (b) For purposes of this Agreement, "Permitted Encumbrances" shall mean (i) liens for current "Taxes" (as defined in Section 5.2 of this Agreement) not yet due and payable; and (ii) any such other encumbrances agreed to in writing prior to the Closing Date by American and described on Schedule 1.1(b).

               1.2 Conveyance Instruments. In order to effect the assignment, transfer and delivery of the Assets as contemplated by this Section 1, American has, or will hereafter, execute and deliver, or cause to be executed and delivered, all such documents or instruments of assignment, transfer, or conveyance, in each case dated as of the date executed but effective as of the Effective Date (collectively, the "Conveyance Instruments"), as the parties and their respective counsel shall reasonably deem necessary or appropriate to vest in or confer title to the Assets to AA.

               1.3 Exchange. In exchange for the assignment, transfer, or conveyance of the Assets by American, AA and Omni hereby agree as follows:

               (a) Omni hereby agrees to issue and deliver to American, effective as of the Effective Date, 10,213 of its Common Units, representing an interest of approximately 9.000% of the total issued and outstanding Common Units of Omni Geophysical, L.L.C.;

               (b)  AA agrees to assume the Assumed Liabilities as specified in
          Section 1.4 hereof. Omni agrees to guarantee performance by AA of its obligations under the Assumed Liabilities.

               1.4 Assumed Liabilities. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants, and agreements of the parties contained herein, AA hereby assumes and agrees to pay, discharge, or fulfill the following liabilities and obligations relating to the Business: (a) the liabilities listed in Schedule 1.4 (collectively, the "Assumed Liabilities"), including the liabilities to Jeansonne and to First National Bank--Lafayette which will be paid at or contemporaneously with the closing of this transaction; and (b) the liabilities incurred in the ordinary course of business from the Effective Date through the Closing Date.


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               1.5  Excluded Liabilities. Notwithstanding any provision of this
          Agreement or any Conveyance Instrument to the contrary, AA is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of American (or any predecessor owner of all or part of its business and assets) of whatever nature whether currently in existence or arising hereafter; and all such other liabilities and obligations shall be retained by and remain liabilities of American (all of such liabilities and obligations not being assumed hereinafter referred to as the "Excluded Liabilities").


               1.6 Condition Precedent to Exchange. This Agreement and the consummation of the transactions contemplated hereunder, including without limitation the transfer and reregistration of all of the aircraft included on Schedule 1.1(a)(i) and the transfer and/or reissuance pursuant to such transfer of the Certificate, are subject to the approval of the FAA and the U.S. Department of Transportation. If approval of the FAA for all or any portion of the transactions contemplated hereunder is not received by August 31, 1997, which date may be extended by mutual agreement of the parties hereto, then this Agreement shall be null and void and of no further effect.



                                      SECTION 2
                         EVENTS OCCURRING ON THE CLOSING DATE

               2.1  Deliveries  by  American.    Simultaneously   with  the
          execution hereof, American has delivered to AA the following:

               (a) The Conveyance Instruments to effect the assignment, transfer and conveyance of the Assets to AA, such Conveyance Instruments to be those reasonably deemed necessary by, and in form and substance satisfactory to, counsel to AA;

               (b) A copy of the resolutions of its Board of Directors and of its shareholders, each certified by its Secretary, authorizing or ratifying its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

               (c) A copy of its Articles of Incorporation, certified as of a date within sixty (60) days of the Closing Date by the Secretary of State of the State of Louisiana;

               (d) A certificate from the Secretary of State of the State of Louisiana as to its good standing in such state, dated as of a date within sixty (60) days of the Closing Date;

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               (e)  A certificate of its Secretary, attaching thereto a true and complete copy of its Bylaws in effect on the Closing Date;

               (f) A certificate from its President stating that American's representations and warranties are true, complete and accurate in all material respects at and as of the Closing Date;

               (g) The executed counterpart copies of all consents, approvals, authorizations and permits, if any, from third parties referred to in
          Section 4.1(a) and Section 4.1(b) hereof;

               (h) An Employment and Non-Competition Agreement between Jeansonne and Omni, which agreement shall be in the form specified in
          Exhibit 2.1(h) hereto.

               (i) An Employment and Non-Competition Agreement between Richard Patrick Morris and Omni, which agreement shall be in the form specified in Exhibit 2.1(i) hereto.

               (j) An opinion of legal counsel to American as to the due incorporation, existence and good standing of American, its qualification to do business in Louisiana and any Material Jurisdictions (as defined in Section 3.3 hereof), its power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and such other matters as shall be reasonably requested by AA.

               (k) All other previously undelivered items required to be delivered by American at or prior to the Closing Date pursuant to the terms of this Agreement;

               2.2 Deliveries by AA. Simultaneously with the execution hereof, AA has delivered to American the following:

               (a) An amendment to the Operating Agreement of Omni (together with an amendment to Schedule "A" thereof), effective as of the Effective Date, evidencing the issuance of 10,213 Common Units of Omni to American;

               (b) The documents required to effect the assumption of the Assumed Liabilities by AA, such documents to be those reasonably deemed necessary by, and to be in form and substance reasonably satisfactory to, counsel to American;

               (c) An Employment and Non-Competition Agreement between Jeansonne and Omni, which agreement shall be in the form specified in
          Exhibit 2.1(h) hereto.

               (d) An Employment and Non-Competition Agreement between Richard Patrick Morris and Omni, which agreement shall be in the form specified in Exhibit 2.1(i) hereto.


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               2.3  Other Deliveries. Simultaneously with the execution hereof, and as a condition of this Agreement, American has delivered to AA and Omni that certain Intangible Asset Purchase Agreement, dated as of even date herewith, by and among American, AA and Omni.


                                      SECTION 3
               REPRESENTATIONS AND WARRANTIES OF AMERICAN AND JEANSONNE

               In consideration of the exchange of the Common Units of Omni and the assumption of the Assumed Liabilities and the other covenants undertaken by AA under this Agreement, American and Jeansonne hereby jointly and severally represent and warrant to AA that:

               3.1 Capitalization and Ownership. The authorized capital stock of the Seller consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of such common stock have been duly authorized and are duly and validly issued and outstanding, fully paid and non-assessable; and 900 shares are owned by David A. Jeansonne and 100 shares are owned by R. Patrick Morris, free and clear of all liens, encumbrances, pledges, adverse claims or defects in title. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to any share of capital stock of American, and there are no outstanding securities or debt obligations of American convertible into shares of capital stock of American.

               3.2  Organization.

               (a) American is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana, with the corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

               (b) The copy of the Articles of Incorporation and all amendments thereto of American, as certified by the Secretary of State of the State of Louisiana, and the Bylaws, as amended to date, of American, as certified by its Secretary and delivered to AA, are true, complete, and correct copies of the respective Articles of Incorporation and Bylaws, as amended and currently in effect, of American.

               3.3 Qualification. American is licensed or qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which it conducts its business (except where the failure to so qualify would not have a material adverse effect on the business or financial condition of the Business taken as a whole) (the "Material Jurisdictions").

               3.4 Authority. American has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by American of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of American; no other


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

          corporate proceedings on the part of American or any other person or entity, whether pursuant to the Articles of Incorporation or Bylaws of American or by law or otherwise, are necessary to authorize American to enter into this Agreement, or to consummate the transactions contemplated hereby; and this Agreement is the legal, valid, and binding obligation of American (and Jeansonne, as the case may be). This Agreement has been duly executed and delivered by American and Jeansonne and constitutes a valid and binding obligation of American and Jeansonne, enforceable against both American and Jeansonne in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

               3.5 No Violations. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby:

               (a) Requires any filing or registration with, or consent, authorization, approval, or permit of, any governmental or regulatory authority on the part of American;

               (b) Violates or will violate (i) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority or (ii) to the knowledge of American, violates or will violate any "Law," as defined in Section 3.22 of this Agreement, of any governmental or regulatory authority to which American or any of its properties or assets are subject;

               (c) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the Articles of Incorporation or Bylaws of American; or

               (d) (i) violates or breaches or constitutes a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which American is a party or by which its properties may be bound, or (ii) will cause, or give any person grounds to cause, to be accelerated (with notice or lapse of time or both) the maturity of, or will increase, any liability or obligation of American.

               3.6 Financial Statements. American has heretofore delivered to AA its balance sheet as of March 31, 1997 (the "Balance Sheet"), and the related statement of operations for the three months ended March 31, 1997, together with its balance sheet as of December 31, 1996 and the related statement of operations for the year then ended. The financial statements referred to in the preceding sentence are hereinafter collectively referred to as the "Financial Statements." Each of the Financial Statements was prepared from the books and records of American in conformity with generally accepted accounting principles consistently applied and fairly present the financial condition and results of operations of the Business for the periods and as of the dates stated therein. Except to the extent reflected in the Financial Statements, American has no liabilities or obligations


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

          required to be reflected in the Financial Statements (or the notes thereto) in accordance with generally accepted accounting principles other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to March 31, 1997.

               3.7 Absence of Certain Changes or Events. Since March 31, 1997 (the "Balance Sheet Date"), American has operated the Business in the ordinary course consistent with past practice, and neither American nor the Business has:

               (a) Suffered any material adverse change in its business or any event or condition of any character, which individually or in the aggregate, has had or might reasonably be expected to have a material adverse effect on the business or financial condition of the Business taken as a whole;

               (b) Incurred any obligations or liabilities (absolute, accrued, contingent, or otherwise) or entered into any transactions, commitments or agreements other than in the ordinary course of business and consistent with past practice;

               (c) Paid, discharged, or satisfied any claims, obligations, or liabilities (absolute, accrued, contingent, or otherwise), except the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of any claims, obligations, and liabilities (i) which are reflected or reserved against in the Financial Statements or (ii) which were incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

               (d) Permitted or allowed any of its properties or assets, whether tangible or intangible, to be subjected to any Encumbrances or other liabilities and obligations, except (i) in the ordinary course of business and (ii) Permitted Encumbrances;

               (e) Written off as uncollectible, or canceled or waived, any accounts receivable or any portion thereof, or any debts or claims, except in the ordinary course of business and consistent with past practice;

               (f) Sold, conveyed, or otherwise disposed of any properties or assets, except for fair consideration in the ordinary course of business and consistent with past practice;

               (g) Disposed of or permitted to lapse any item of intangible property, or any license, permit, or other form of authorization to use any intangible property;

               (h) Except for normal increases that are not material and are consistent with past practice, granted or agreed to grant any increase in the compensation of any employee (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), or become a party to or instituted any new benefit programs for any employee;

               (i) Made any change in any method of accounting or accounting practice or in any Tax procedures or elections;


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               (j)  Terminated or suffered a termination of (excluding a
          termination in accordance with its terms) or amended, any material contract, agreement, license, or lease;

               (k) Declared, paid, or made, or set aside for payment or making, any dividend (other than cash dividends) or other distribution in respect of the capital stock of American or, directly or indirectly, redeemed, purchased, or otherwise acquired any of the capital stock of American; or

               (l) Suffered any damage, destruction or casualty loss to the physical properties of American (whether or not covered by insurance), materially and adversely affecting the business, operations, prospects or financial condition of American; or

               (m) Agreed, whether in writing or otherwise, or made any arrangement, whether or not legally binding, to take any action which, if taken prior to the date hereof, would have served to make false any of the statements contained in clauses (a) through (l) of this Section 3.7.

               3.8  Certain Tax Matters.

               (a) All income taxes, unemployment, social security, franchise, real property, personal property and all other taxes levied, assessed or imposed upon American in connection with American's operation of the Business by the United States, or any state, or governmental subdivision of either, to the extent due and payable, have been duly paid to date or are being contested through appropriate administrative or judicial procedures, and no liability for deficiencies with respect thereto exists. There are no tax audits pending nor any outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state or local income tax return for any period in connection with American's operation of the Business. No tax deficiencies have been determined nor proposed tax assessments charged against American (nor is there any basis therefor) in connection with American's operation of the Business. American has filed all federal, state, local, sales, franchise, withholding, real and personal property tax returns required to be filed in connection with American's operation of the Business. No penalties or other charges are, or will become, due with respect to the late filing of any return by American in connection with American's operation of the Business. True, correct and complete copies of the state and local real property and personal property tax returns of American in connection with American's operation of the Business for American's last 3 fiscal years, have been delivered to AA.

               (b) American:

                    (i) Is not subject to any liens for Taxes (as such term is defined in Section 5.2 of this Agreement) on its assets;

                    (ii) Is not currently under any contractual obligation to pay the Tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any Tax;


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

                    (iii) Is not subject to any (A) claims, audits, actions, suits, proceedings, or investigations with respect to any Tax or assessment for which AA could be liable, which would be material to the Business, and (B) requests for rulings in respect of any Tax or any proposed transaction pending before any Taxing Authority (as such term is defined in Section 5.2 of this Agreement).

               (c) None of the directors or officers of American is aware of any state of facts that could give rise to any claim, audit, action, suit, proceeding, or investigation with respect to any Tax or assessment for which AA could be liable and which would be material.

               (d) No Tax or assessment will be assessed on or after the Effective Date against or pertaining to any assets of the Business for any tax period ending on or prior to the Effective Date, or for any tax period ending after the Effective Date with respect to any portion of such tax period that includes or is prior to the Effective Date. "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes and any other charge in the nature of a tax, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

               3.9 Condition of Facilities. The facilities included in the Assets, including equipment, furniture, vehicles and other tangible personal property, are in good operating condition and repair, ordinary wear and tear excepted and are in adequate working order for the continued conduct of the Business as it is currently conducted and American has no knowledge of any condition or defect, not disclosed herein, in any of the Assets which would materially affect the fair market value, use or operation of the Business, such as to have a material adverse effect on the Business or its operations.

               3.10 Receivables; Payables.

               (a) Schedule 3.10(a) contains a list of all Receivables (as defined in Section 1.1(a)(iv) of this Agreement) as of June 30, 1997, including the dollar amounts thereof together with an accurate aging thereof. The Receivables have been earned and recorded in the ordinary course of business consistent with past practices, and no Receivables are subject to any counterclaim or offset. None of the Receivables have been sold, transferred, or otherwise disposed of by American. All Receivables are fully collectible, except the Grant Receivable.

               (b) Schedule 3.10(b) contains an aging schedule of all accounts and trade payables of the Business as of the date shown thereon, including the dollar amounts thereof. In addition to the payables listed on Schedule 3.10(b), there are other payables that were incurred in the ordinary course of business subsequent to the date shown on Schedule 3.10(b) and which are not reflected thereon. All such payables of American have arisen in the ordinary course of business, and no such payables are more than 45 days past due, except for those account or trade payables with respect to which there is an amount disputed in good faith and which are marked "Disputed" on
          Schedule 3.10(b).

               3.11 Title to Properties; Encumbrances.

               (a) American has good and marketable title to all of the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. As a result of the delivery to AA of the Conveyance Instruments, all of the Assets are owned by AA free and clear of all Encumbrances, except Permitted Encumbrances and encumbrances created by AA (whether or not arising from the transactions contemplated hereby).

               (b) (i) American has incurred no indebtedness or liabilities which may bear against the Assets of the Business except those listed as Permitted Encumbrances or Assumed Liabilities.

                    (ii) American has not received any notice of default under any of the Assumed Liabilities, nor, to the knowledge of American, is any such notice pending or do reasons exist for the giving of such notice.

               3.12 Leases.

               (a) American has delivered or made available to AA a copy of each lease pursuant to which American leases real or personal property (collectively, the "Leases"), each of which is true and complete. Each of the Leases is transferable, and all of American's rights under any such Leases are hereby transferred to AA, free and clear of all Encumbrances.

               (b) Each of the Leases is in full force and effect in accordance with its terms, no Lease has been modified or amended in writing, and American has not received any written notice of any breach or default with respect to a Lease.

               3.13 Patents, Trademarks, and Similar Rights.

               (a)  (i)    American has the sole and exclusive right to use the
          patents, copyrights, trademarks, trade names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs, flight schedules, hanger leases, air rights, landing rights and other intangible property, and any applications for the same, used in the Business, and all goodwill associated with such intangible property (collectively, the "Intangible Property"), and the consummation of the transactions contemplated by this Agreement and the Intangible Asset Purchase Agreement will not alter or impair any such rights and will result in AA having the sole and exclusive right to use all such Intangible Property used in the Business;

                    (ii) American has the right to use all Intangible Property which is currently used by American in connection with the Business either as provided in clause (i) above or as licensed or authorized by others, and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights and will result in AA having the right to use all such Intangible Property to the same extent it is currently used in the Business;

                    (iii) No claims have been asserted by any person or entity for the use of any such Intangible Property or challenging or questioning the validity or effectiveness of any such license or agreement, and American has no knowledge of any valid basis for any such claim; and

                    (iv) To the knowledge of American, the use of such Intangible Property by American does not infringe on the rights of any person or entity and no proceedings have been instituted, are pending, or, to the best of American's knowledge, have been threatened that challenge the rights of American in respect thereof.

                    (v) None of American's Intangible Property rights, to the best of American's knowledge, are being infringed by the products, activities, operations, trade names, trademarks, service marks, trade dress rights or copyrights of any other person or persons and none are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.

               3.14 Insurance. American has heretofore made available for inspection by AA a true and complete copy of all policies of fire, liability, workers' compensation, and other forms of insurance owned or held by American. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are in such amounts and insure against such losses and risks and provide such coverage as, in the opinion of American, is adequate to protect the Business as it is currently conducted.

               3.15 No Benefit Plans; Absence of PBGC Lien. Neither American nor any Affiliate (as defined in Section 5.2 of this Agreement) maintains any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, that covers any employee or former employee of American. None of the Assets is subject to a lien in favor of the Pension Benefit Guaranty Corporation.

               3.16 Documents; Commitments.

               (a) American has delivered or made available to AA the following documents, each of which is true and complete:

                    (i) Copies of all material contracts, agreements, or other commitments, written or oral, to which American is a party or has succeeded to a party by assumption or assignment or in which it has a beneficial interest (any contract or agreement shall, for the purposes of this Agreement, be deemed material (A) if the Business taken as a whole is substantially dependent upon it, (B) if it involves a financial obligation of or benefit to the Business in excess of $100,000, (C) if the contract is not made in the ordinary course, or (D) if it constitutes a management contract or employment contract (excluding oral agreements that arise by operation of law), but excluding quotations given to customers of American in connection with estimates of the cost of future work); and

                    (ii) Copies of all product bulletins, technical bulletins, or other advertising or sales materials currently used in connection with the Business.

               (b) American does not have (i) any outstanding sales contracts or commitments that are reasonably expected to result in any loss to the Business upon completion of performance thereof or (ii) any outstanding bids or sales or service proposals quoting prices that are not reasonably expected to result in a profit consistent with past practice.

               (c) American is not restricted by agreement from carrying on the Business anywhere in the world.

               3.17 Labor Matters.

               (a) Neither American nor any employee employed by American is a party to or is covered by any labor agreement with any collective bargaining representative representing employees of American.

               (b) American is operating in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practices and no charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of American, are threatened.

               (c) There are no unfair labor practice complaints, labor disputes, work stoppages, or union organization efforts, or threats of the foregoing, directed against any of the operations of the Business.

               (d) No legal proceedings, charges, complaints, or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) antidiscrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of American, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims, whether valid or not.

               (e) With respect to each person employed by American on or after December 31, 1996, and who actually commenced such employment on or after November 6, 1986, (i) American hired such person in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and (ii) American has complied with all recordkeeping and other regulatory requirements under IRCA.

               (f) American has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. American has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending as of the Closing Date. It shall be the obligation of American to provide any notice required by said Act by reason of the provisions, execution or operation of this Agreement.

               (g) To the best of American's knowledge, American is in or will take all steps necessary for full compliance with the provisions of Americans with Disabilities Act (the "ADA"). American acknowledges and agrees that it has the obligation to ensure that the facilities located on the Immovable Property are in full compliance with the ADA and that it will make all modifications to existing facilities required for such compliance.

               3.18  Personnel.

               (a) American has provided AA with (i) the name and current annual salary (or rate, if an hourly employee) and other compensation (including, without limitation, normal bonus, profit sharing and other compensation) now payable by American to each employee, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by American to each such person, (iii) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by American to, or made to American by, any director, officer or employee, (iv) all other transactions between American and any director, officer or employee of American since December 31, 1996 , and (v) all accrued but unpaid vacation pay and any other compensation owing to any officer or employee which is not disclosed on the Financial Statements. Full payment has been made of all compensation and other employee benefit amounts which American was required to have paid to each employee (including all accrued vacation pay) on or prior to the Closing Date (excluding any amounts not yet due).

               (b) American's relationship with its respective employees is good and American has no knowledge of any facts which would indicate that American's employees will not continue in its employ on a basis acceptable to AA following the Closing.

               3.19 No Breach.

               (a) Each permit, contract, agreement, deed of trust, lease, policy, license, plan, commitment, arrangement, and understanding (whether evidenced by a written document or otherwise) referred to in this Agreement or in any Schedule or Exhibit hereto, under which American has any right, interest, or obligation (i) is in full force and effect and (ii) is not subject to any threatened amendment, cancellation, or outstanding dispute.

               (b) American is not in breach of, and there does not exist any default or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which, with the giving of notice or the lapse of time or both, would become a breach or default, and there is no basis for any valid claim of a default in any respect with regard to any contracts or agreements which may be affected by the execution of this Agreement, and American has used its best efforts to secure the consents (where such consents are necessary) of the other parties to any agreements affected hereby, to the consummation of the transactions contemplated by this Agreement.

               3.20 Consents, Permits, Etc. No consent, approval, governmental filing, authorization, or permit from any person or entity is necessary to the consummation of the transactions contemplated by this Agreement.

               3.21 Litigation. There is no litigation, proceeding, arbitration, administrative or other proceeding or audit, inquiry or investigation pending, or controversy (an "Action") pending or threatened by or against, or involving American or any directors, officers, or employees thereof in their capacity as such or that question or challenge the validity of this Agreement, or any action taken or to be taken by American pursuant to this Agreement or in connection with the transactions contemplated hereby, and to the knowledge of American, there is no valid basis for any such Action. No such Action would, if adversely decided, have a material adverse effect on the Business taken as a whole or, after the Closing Date, on the ability of AA to conduct the Business.

               3.22 Compliance With Applicable Law; Adverse Restrictions. The operations of American are being conducted in material compliance with
          (a) all applicable permits, orders, writs, injunctions, judgments, decrees, or awards of all courts and governmental and regulatory authorities, and (b) to the knowledge of American, all laws (statutory or otherwise), ordinances, rules, regulations, bylaws, and codes of all governmental and regulatory authorities, whether federal, state, or local (individually, a "Law" and collectively, "Laws") that are applicable to the Assets or the Business (including, without limitation, those related to public or occupational safety, pollution and protection of the environment, and hazardous or other waste disposal). American has not received any written notification of any asserted present failure to comply with any Law, except for failures that in the aggregate are not and were not material to the conduct of the Business as a whole and which American has taken steps to correct or contest in good faith.

               3.23 Assets Necessary to Business. As a result of the transactions effected hereby and those transactions effected pursuant to the Intangible Asset Purchase Agreement, AA (a) will have title to, or a valid leasehold interest in, all tangible and intangible assets and properties relating to the Business; (b) will possess valid consents, authorizations, approvals, and permits relating to the Business; and (c) will be party to all agreements, in each case necessary to permit AA to continue to carry on the Business substantially as currently conducted, specifically including without limitation any required consents, authorizations, approvals or permits of the FAA relating to the Business.

               3.24 Customers and Suppliers.

               (a) Since January 1, 1997, there has not been any adverse change in the business relationship of American with any customer, distributor, or supplier that is material to the business or financial condition of the Business taken as a whole. To the knowledge of American, no customer or supplier of American will cease to do business with the Business after the consummation of the transactions contemplated hereby, which cessation would have a material adverse effect on the business, operations or financial condition of the Business. American has not experienced any difficulties in obtaining any inventory, supplies, equipment or other items necessary to the operation of its business, and, to the knowledge of American, no such shortage of supply of inventory, supplies, equipment or other items is threatened or pending. American is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

               (b) Neither American, nor, to the best of American's knowledge, any shareholder, officer, director or employee of American, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier or customer of American or in any person from whom or to whom American leases any real or personal property, or in any other person with whom American is doing business.

               3.25 Governmental Approvals and Consents. No approval, authorization, consent, or other order or action by American or AA before any court, administrative agency, or other governmental authority is required for the execution and delivery by American of this Agreement or the consummation by American of the transactions contemplated hereby.

               3.26 Environmental Laws and Regulations.

               (a)(i) The ownership and/or operations of the "Subject Property," as defined below, and any use, storage, treatment, disposal, or transportation of "Hazardous Substances," as defined below, that has occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with "Environmental Requirements," as defined below; (ii) during the ownership, occupancy and/or operation of the Subject Property by American, or, to the knowledge of American, prior to its ownership, occupancy or operation, no release, leak, discharge, spill, disposal, or emission of Hazardous Substances has occurred in, on, or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) the Subject Property is free of Hazardous Substances as of the date of this Agreement; (iv) there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; and (v) there is no ACM (as defined below), within the Subject Property, whether friable or non-friable, and there are no above-ground or underground storage tank systems located at the Subject Property.

               (b)  Definitions.   As used in this Agreement, the following
          terms shall have the following meanings:

                    "Environmental Requirements" means all laws, statutes,
               rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state, and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling, or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

                    "Hazardous Substance" means (i) any "hazardous substance" as defined in 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. SS SS 9601 et seq.) ("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products;
               (iii) asbestos or asbestos-containing material ("ACM"); or (iv) any additional substances or materials which have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

                    "Subject Property" means any and all immovable property
               owned by, leased by or used by American in connection with the Business or otherwise at any time during its corporate existence.

                                      SECTION 4
                               COVENANTS OF THE PARTIES

               4.1  Consents, Permits, Etc.

               (a) American (i) has maintained in full force and effect and renewed, when required, all permits, and (ii) has obtained all consents, approvals, governmental filings, authorizations, and permits necessary to (A) the consummation of the transactions contemplated by this Agreement, and (B) the continued conduct of the Business by AA after the Closing Date as it is currently conducted by American, and delivers herewith to AA copies of each such consent, approval, governmental filing, authorization, and permit.

               (b) In the event and to the extent that any of the contracts, leases, agreements, permits, plans, commitments, purchase orders, or other binding arrangements relating to the Assets (in this Section 4.1(b) called "Commitments") cannot be sold to AA (pursuant to the Intangible Asset Purchase Agreement) or assumed by or assigned to AA (pursuant to this Agreement) without the consent of another party, and such consent has not been obtained as of the Closing Date, American and AA each agrees to cooperate with the other in any reasonable arrangement designed to enable American to perform its obligations under, and to provide for AA the benefits of, any such Commitments, including enforcement at any cost, and for the account of AA, of any and all rights of American against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. American will promptly pay to AA when received all monies received by American under any such Agreements.

               (c) In the event and to the extent that any of the contracts, leases, agreements, permits, plans, commitments, purchase orders, or other binding arrangements relating to the Assets (in this Section 4.1(c) called "Licenses") cannot be sold to AA (pursuant to the Intangible Asset Purchase Agreement) assumed by or assigned to AA (pursuant to this Agreement) without the consent of a court, administrative agency, or other governmental authority, specifically including without limitation the FAA, and such consent has not been obtained as of the Closing Date, American and AA each agrees to cooperate with the other in any reasonable arrangement designed to enable American to continue to operate and perform under, and to provide for AA the benefits of, any such Licenses and the operations thereunder as of the Effective Date, at no cost to AA and for the account of AA, until such time as the consent to the transfer of such Licenses to AA and AA's right to operate thereunder can be obtained. American will promptly pay to AA when received all monies received by American from its operations under any such Licenses.

               4.2 Condition Precedent to Exchange. As provided in Section 1.6 hereof, and subject to the provisions of Section 4.1 hereof, this Agreement and the consummation of the transactions contemplated hereunder, including without limitation the transfer and reregistration of all of the aircraft included on Schedule 1.1(a)(i) and the transfer and/or reissuance pursuant to such transfer of the Certificate, are subject to the approval to the approval of the FAA and the U.S. Department of Transportation. If approval of the FAA for all or any portion of the transactions contemplated hereunder is not received by August 31, 1997, which date may be extended by mutual agreement of the parties hereto, then this Agreement shall be null and void and of no further effect.

               4.3 Confidentiality and Competition. Contemporaneously herewith, American, on behalf of itself and its Affiliates, and each of the shareholders of American have executed and delivered the Confidentiality and Non-Competition Agreement in the form attached hereto as Exhibit 4.3 of this Agreement.

                                      SECTION 5
                    SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

               5.1  Survival; Indemnification.

               (a) The representations and warranties of the parties hereto contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date and shall extend without limit as to time. The covenants and agreements of the parties hereto contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date in accordance with their terms.

               (b) American and Jeansonne and their successors and assigns (each an "Indemnitor"), jointly and severally, hereby agree to indemnify each Indemnitee and Indemnitee Affiliate (as each is defined in Section 5.2 of this Agreement) against and agree to hold it harmless from any and all damage, loss, liability, and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit, proceeding, claim, investigation, or other loss) (a "Loss") incurred or suffered by such Indemnitee or Indemnitee Affiliate arising out of or relating to:

                    (i) Any breach of any covenant or agreement or any inaccuracy or omission in any representation or warranty made by American or Jeansonne pursuant to this Agreement;

                    (ii) The failure of American to perform any obligation or liability of the Business not assumed by AA pursuant to this Agreement or which is related to the Excluded Assets;

                    (iii) Claims by third parties in connection with the sale by American of the Business or the Assets to AA;

                    (iv) Any and all losses, claims, demands, penalties, fines or settlements relating to any income taxes for which the shareholders of American are liable as a result of any allocation of their prorata shares of income from American attributable to any tax period ending on or prior to the Effective Date, or any tax period ending after the Effective Date with respect to any portion of such tax period that includes or is prior to the Effective Date; and

                    (v) Any and all losses, claims, demands, penalties, fines, settlements, or damages arising under U.S. or any state or local Environmental Laws and relating to conditions, events, actions, violations, obligations, or circumstances that exist in whole or part prior to the Closing Date.

               (c) AA and its successors and assigns (each an "Indemnitor"), jointly and severally, hereby agree to indemnify each Indemnitee and Indemnitee Affiliate (as each is defined in Section 5.2 of this Agreement) against and agree to hold it harmless from any and all Loss incurred or suffered by such Indemnitee or Indemnitee Affiliate arising out of or relating to:

                    (i) The failure of AA to perform any obligation or liability of the Business assumed by AA pursuant to this Agreement or which is related to the acquired Assets;

                    (ii) The failure of AA to secure the release of any Affiliate of American from the personal guaranty of any indebtedness of American related to the acquired Assets; and

                    (iii) Any and all losses, claims, demands, penalties, fines, settlements, or damages arising under U.S. or any state or local Environmental Laws and relating to conditions, events, actions, violations, obligations, or circumstances that occurred subsequent to the Closing Date.

               5.2 Definitions. For the purpose of this Agreement, the following terms have the following meanings:

               (a) "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with such other person.

               (b) "Indemnitee" means AA and its Affiliates or American and its Affiliates, as appropriate.

               (c) "Indemnitee Affiliate" means the employees, successors, and assigns of each Indemnitee. and, with respect to each corporate Indemnitee, its directors, officers, and shareholders.

               (d) "Pre-Closing Tax Period" means any Tax Period ending on or before the close of business on the Effective Date, or, in the case of any Tax period which includes, but does not end on, the Effective Date, the portion of such period up to and including the Effective Date.

               (e) "Tax" or "Taxes" shall mean (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and (ii) liability for the payment of any amounts of the type described in (i) as a result of any express obligations to indemnify any other person.

                5.3 Control of Litigation.

               (a) The Indemnitees and Indemnitee Affiliates agree to give prompt notice to the Indemnitors of the assertion of any claim, or the commencement of any suit, action, or proceeding in respect of which indemnity may be sought under Section 5.1(b) or Section 5.1 (c) of this Agreement and of any Loss which any such Indemnitee deems to be within the ambit of Section 5.1(b) or Section 5.1(c) of this Agreement (specifying with reasonable particularity the basis therefor) and will give the Indemnitors such information with respect thereto as the Indemnitors may reasonably request. The Indemnitors may, at their own expense, participate in and, upon notice to such Indemnitee, assume the defense of any such suit, action, or proceeding; provided that the Indemnitors' counsel is reasonably satisfactory to such Indemnitee, the Indemnitors shall thereafter consult with such Indemnitee upon such Indemnitee's reasonable request for such consultation from time to time with respect to such suit, action, or proceeding, and the Indemnitors shall not, without such Indemnitee's consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action, or claim. If the Indemnitors assume such defense, such Indemnitees shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by the Indemnitors. For any period during which the Indemnitors have not assumed the defense thereof, the Indemnitors shall be liable for the fees and expenses of counsel employed by any Indemnitee; provided, however, that the Indemnitors shall not be liable for the fees or expenses of more than one counsel employed by any Indemnitee in any jurisdiction for all Indemnitees. If the Indemnitees assume the defense thereof, the Indemnitees shall thereafter consult with the Indemnitors upon the Indemnitors' reasonable request for such consultation from time to time with respect to such suit, action, or proceeding and the Indemnitees shall not, without the Indemnitors' consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action. or claim. Whether or not the Indemnitors choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

               (b) No investigation by any Indemnitee or Indemnitee Affiliate prior to the Closing Date shall relieve any Indemnitor of any liability hereunder.

               5.4 Cooperation on Tax Matters. American and AA shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. AA and American agree
          (a) to retain all books and records which are relevant to the determination of the Tax liabilities pertinent to the Assets relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, AA or American, as the case may be, shall allow the other party to take possession of such books and records.


                                      SECTION 6
                              MISCELLANEOUS PROVISIONS

               6.1 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

               6.2 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written Instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 6.2, with appropriate notice in accordance with Section 6.9 of this Agreement.

               6.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

               6.4 Expenses, Transfer Taxes, Etc. Whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses (including all fees of counsel, actuaries, accountants and other experts) incurred by any party in connection with the negotiation and execution of this Agreement shall be borne by such party.

               6.5 Further Assurances. From time to time, at the request of American or AA and without further consideration, each party, at its own expense, will execute and deliver such other documents, and take such other action, as American or AA may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in AA good and marketable title to the Assets. American hereby constitutes and appoints, effective as of the Effective Date, AA and its successors and permitted assigns as the true and lawful attorney of American with full power of substitution in the name of AA or in the name of American, but for the benefit of AA, to collect for the account of AA any items of Assets and to institute and prosecute all proceedings that AA may in its reasonable discretion deem proper in order to assert or enforce any right, title, or interest in, to, or under the Assets, and to defend or compromise any and all action, suits, or proceedings in respect of the Assets. AA shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

               6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana (without regard to its conflicts of law doctrines).

               6.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

               6.8 Publicity. Neither of the parties will make any disclosure of the transactions contemplated by this Agreement, or any discussions in connection therewith, without the prior written consent of each of the other parties. The preceding sentence shall not apply to any disclosure required to be made by Law or the regulations of any stock exchange(s) as reasonably determined by counsel to the party determining that such disclosure is required, except that such party, whenever practicable, shall be required to consult with the other party concerning the timing and content of such disclosure before making it.

               6.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               If to American:

               American Aviation Incorporated
               301 Shepard Drive
               Lafayette, Louisiana  70508
               Attention: David Jeansonne, President

               with a copy to:

               Ted W. Hoyt, Esq.
               P.O. Box 3263
               Lafayette, Louisiana  70502


               If to AA:

               American Aviation L.L.C.
               4484 Interstate 49, North
               Lafayette, Louisiana  70520
               Attention: Roger Thomas


               If to Omni:

               Omni Geophysical, L.L.C.
               4484 Interstate 49, North
               Lafayette, Louisiana  70520

               Attention: Roger Thomas, Manager



               with a copy to:

               Advantage Capital Companies
               909 Poydras, Suite 2230
               New Orleans, Louisiana 70112
               Attention: Steven T. Stull

               6.10 Specific Performance. Each of the parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

               6.11 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               6.12 Entire Agreement. This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               6.13 Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

               6.14 Schedules and Exhibits. All Schedules and Exhibits attached hereto are hereby incorporated in and made a part as if set forth in full herein.

                  [Remainder of this page left blank intentionally]

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                   AMERICAN AVIATION INCORPORATED


                                   By: /s/ David Jeansonne
                                       -------------------------------------
                                       David Jeansonne, President



                                   AMERICAN AVIATION L.L.C.

                                   By: OMNI GEOPHYSICAL, L.L.C.


                                   By: /s/ Roger E. Thomas
                                       -------------------------------------
                                       Roger E. Thomas, Manager



                                   OMNI GEOPHYSICAL, L.L.C.


                                   By: /s/  David Jeansonne
                                       -------------------------------------
                                       David Jeansonne, Manager


                                   By: /s/  Roger E. Thomas
                                       -------------------------------------
                                       Roger E. Thomas, Manager


                                   /s/  David Jeansonne
                                   -----------------------------------------
                                   David Jeansonne, individually (joining in
                                   the execution of this Agreement for the
                                   purposes set forth in the first paragraph
                                   hereof)

The schedules and exhibits to this agreement have been intentionally omitted in accordance with the rules and regulations of the Commission. The Company will provide such exhibits and schedules upon request of the Commission.